Exhibit 10.16


                              EMPLOYMENT AGREEMENT
                                  (Chad Haggar)

         This Employment Agreement (this "Agreement") dated as of May 1, 1997 (the "Consummation Date") is made by and between Chad Haggar (the "Executive") and Barry's Jewelers, Inc., a California corporation (the "Company").

                                    RECITALS

WHEREAS, the Company and the Executive entered into an agreement as of May 1, 1997 (the Original Employment Agreement") and now wish to supersede the Original Employment Agreement pursuant to this agreement (which shall be deemed retroactive to May 1, 1997); and

WHEREAS, the Executive is willing, upon the terms and conditions herein set forth, to provide services to the Company hereunder;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1.       Employment.

         Subject to Section 7, the Company hereby employs the Executive, and the Executive hereby accepts such employment, during the Term of Employment, as Vice President - Operations of the Company to perform such duties and responsibilities, consistent with such position, as may be reasonably assigned to the Executive from time to time by the Company.

         (The definitions of capitalized terms used in this Agreement are contained in Section 9 of this Agreement.)

         2.       Devotion of Time.

         During the Term of Employment, the Executive shall perform his duties hereunder faithfully and to the best of his ability, at the principal executive office of the Company, under the direction of the Board or its designee. Except for vacations and reasonable absences due to temporary illness and incapacity, the Executive shall devote his full business time and attention to the performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (i) make and manage passive personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder and (ii) may serve on the boards of directors of other corporations or any trade


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association. Nothing contained herein shall require Executive to follow any directive or to perform or fail to report any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, or any public, private, industry, professional, regulatory or licensing authority (collectively, the "Regulations"). Executive shall act in good faith in accordance with all Regulations.

         3.       Term of Employment.

         The term of the Executive's employment hereunder shall commence on the Consummation Date and shall end on the Effective Date (such term of employment shall hereinafter be referred to as Term of Employment). This agreement shall terminate on the Effective Date, subject to the payment obligations specified herein and Section 8 hereof. Notwithstanding the foregoing, the Term of Employment may be terminated prior to the expiration thereof, by the Company pursuant to Section 7.2 or by the Executive pursuant to Section 7.3, in which event the Term of Employment shall end on the Date of Termination.

         4.       Compensation.

         During the Term of Employment, the Executive shall be compensated as follows:

         4.1 Base Salary. The Company shall pay the Executive a base salary at the rate of $165,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company. Such base salary shall be subject to review each year by the Board in its sole discretion, but shall in no event be decreased from its then-existing level. The Company shall give the Bank Group and the Committees notice of any increase in the base salary. The Bank Group and Committees shall have the right to object to the increase and to have the Bankruptcy Court determine the reasonableness thereof.

         4.2 Annual Bonus. In addition, the Executive shall be eligible to receive a bonus ("Annual Bonus") with respect to each fiscal year of the Company, to the extent that the Company achieves the applicable performance targets for each such year (the "Annual Bonus Parameters"); provided, however, that the Executive's aggregate Annual Bonus shall not exceed an amount equal to 50% of his base salary for such year. The Annual Bonus Parameters with respect to the Company's fiscal year ending May 31, 1998 are set forth in Appendix A hereto. The performance targets with respect to the Annual Bonus for subsequent fiscal years shall be based upon Annual Bonus Parameters to be determined by the Board and the Executive prior to the commencement of each such year. The Bank Group and Committees shall be given notice of the Annual Bonus Parameters determined by the Board and the Executive. The Bank Group and Committees shall have the right to object to the Annual Bonus Parameters


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determined by the Board and the Executive with respect to any such subsequent fiscal year and to have the Bankruptcy Court determine the reasonableness thereof. Before the Company pays any portion of the Annual Bonus, the Executive shall provide a certification to the Bank Group and the Committees that the applicable Bonus Parameter has been satisfied, together with appropriate documentation, e.g., with respect to the fourth increment of the Annual Bonus Bonus for the fiscal year ending May 31, 1998, the Executive shall provide an accounts payable aging and a certification that the Company is maintaining its payables within agreed upon vendor terms.

         4.3 Confirmation Bonus. In addition, the Executive shall be entitled to receive a one-time confirmation bonus (the "Confirmation Bonus"), upon (i) the entry of a confirmation order of a plan of reorganization, provided that the sole conditions to the Effective Date of the confirmed plan are tied to the performance of a person or entity other than the Company, the Executive, an employee or agent of the Company (the "Company Group"); (ii) the date such a plan of reorganization becomes effective, if the sole conditions to the Effective Date of the confirmed plan are tied to the performance by any member of the Company Group; or (iii) the date upon which the Company Group performs all the conditions to the Effective Date of the confirmed plan that are in its control, if the conditions to the Effective Date of the confirmed plan are tied both to the performance of the Company Group and to the performance of any person or entity who is not a member of the Company Group (each such date of payment under clause (i), (ii) and (iii) above shall hereinafter be referred to as a "Satisfaction Date"); provided, in each case, that the Bankruptcy Court determines that the Company has demonstrated the capacity to finance the Company's seasonal working capital requirements in the form of an asset based working capital facility that contains market advance rates and market collateral eligibility parameters; provided, further, that in order to demonstrate such capacity, the plan of reorganization need not provide for the obtaining of such facility. The amount payable as a Confirmation Bonus shall be based on when the Satisfaction Date occurs, as set forth in the Schedule attached hereto as Appendix B. The Confirmation Bonus shall be paid in a cash lump sum on the Effective Date. Notwithstanding the foregoing, no Confirmation Bonus shall be payable if the Satisfaction Date occurs after September 30, 1998.

         5.       Reimbursement of Expenses.

         During the Term of Employment, the Company shall reimburse the Executive for expenses in accordance with the Company's policies and the rules and regulations of the Internal Revenue Service.


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



         6.       Benefits.

         During the Term of Employment, the Executive shall be entitled to benefits, as follows:

         6.1 Company Plans. The Executive shall be entitled to perquisites and benefits established by the Company, from time to time, for management of the Company (including, without limitation, health and dental insurance, disability insurance, participation in the Company's 401(k) and deferred compensation plans), subject to the policies and procedures of the Company of general applicability in effect, from time to time, regarding participation in such benefits.

         6.2 Vacation. In addition, the Executive shall be entitled to three (3) weeks of paid vacation during each year.

         7.       Termination of Employment.

         7.1 Termination Due to Death or Disability. Subject to the payments contemplated by Section 7.6, the Executive's employment by the Company shall terminate upon the death of the Executive or upon the Executive becoming Disabled.

         7.2 Early Termination by the Company. Subject to the payments contemplated by Sections 7.4 and 7.5, the Executive's employment by the Company may be terminated at any time by the Company (after adoption of a resolution by the Board to do so) as follows:

         7.2.1 For Cause; or

         7.2.2 For any other reason or no reason, it being understood that no reason is required.

Such termination by the Company shall be effected by delivery by the Company to the Executive of a written notice of termination (which notice shall include a copy of the resolution adopted by the Board), specifying the Date of Termination and stating in the case of termination for Cause, the grounds which the Board has determined exist for such termination, and shall be subject to the requirements for advance notice and opportunity to cure provided in this Agreement, if and to the extent applicable.

         7.3 Early Termination by the Executive. Subject to the payments contemplated by Sections 7.4 and 7.5, the Executive's employment by the Company may be terminated at any time by the Executive, as follows:

         7.3.1 For Good Reason; or

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         7.3.2 For any other reason or no reason, it being understood that no reason is required.

Such termination by the Executive shall be effected by delivery by the Executive to the Company of a written notice of termination, specifying the Date of Termination and stating in the case of termination for Good Reason, the grounds which the Executive has determined exist for such termination, and shall be subject to the requirements for advance notice and opportunity to cure provided in this Agreement, if and to the extent applicable. The Company shall provide notice to the Bank Group and the Committees of such termination by the Executive.

         7.4 Payments if Termination by the Company for Cause or by the Executive Without Good Reason. In the event that the Executive's employment by the Company is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall be obligated to pay to the Executive his Accrued Salary and Benefits, in a lump sum in cash, within five (5) business days after the Date of Termination (provided, however, that any portion of the Accrued Salary and Benefits which consists of deferred compensation or post-termination benefits shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive).

         7.5 Payments if Termination by the Company Without Cause or by the Executive For Good Reason. In the event that the Executive's employment by the Company is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall be obligated to:

         7.5.1 Pay to the Executive his Accrued Salary and Benefits in a lump sum in cash, within five (5) business days after the Date of Termination (provided, however, that any portion of the Accrued Salary and Benefits which consists of deferred compensation or post-termination benefits shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive);

         7.5.2 If the Company achieves the Annual Bonus Parameter that relates to the projected earnings before interest, taxes, depreciation, amortization, bonuses and bankruptcy expenses ("EBITDABB") for the fiscal year during which the Executive's employment is terminated, pay to the Executive the full Annual Bonus with respect to the fiscal year in which such termination occurs (minus any portion of the Annual Bonus that has already been paid to the Executive with respect to the fiscal year during which the employment is terminated) in the same manner as if the Executive were still an employee of the Company; and

         7.5.3 Pay to the Executive a Confirmation Bonus pursuant to section 4.3 if and only if, were the Executive still an employee of the Company on the Effective Date, such Confirmation Bonus would have been payable as provided under section 4.3.

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

         7.6 Payment if Termination Due to Death or Disability. In the event that the Executive's employment by the Company is terminated due to the Executive's death or Disability, the Company shall be obligated to:

         7.6.1 Pay to the Executive his Accrued Salary and Benefits, in a lump sum in cash, within five (5) business days after the Date of Termination (provided, however, that any portion of the Accrued Salary and Benefits which consists of deferred compensation or post-termination benefits shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive);

         7.6.2 If all of the applicable Annual Bonus Parameters have been met prior to the Date of Termination, pay to the Executive the aggregate amount of any remaining Annual Bonus installments for the fiscal year, in a lump sum in cash within fourteen days after the Date of Termination; and

         7.6.3 Pay to the Executive a Confirmation Bonus pursuant to section 4.3 if and only if, were the Executive still an employee of the Company on the Effective Date, such Confirmation Bonus would have been payable as provided under section 4.3. The amount of the Confirmation Bonus payable pursuant to this
Section 7.6.3 shall be determined by multiplying the Confirmation Bonus otherwise payable pursuant to Section 4.3 by a fraction, the numerator of which equals the total number of calendar months that the Executive was employed by the Company starting from the Consummation Date until the Date of Termination, and the denominator of which equals the total number of calendar months from the Consummation Date until the Satisfaction Date, e.g., if the Executive was employed for nine months from the Consummation Date and the Satisfaction Date occurred twelve months after the Consummation Date, then the Executive would receive a pro rated Confirmation Bonus equal to 3/4 (9/12) of the total amount that would have been payable to the Executive pursuant to Section 4.3 had he still been employed on the Effective Date. For purposes of the foregoing calculation, any fraction of a calendar month shall be deemed to be an entire calendar month.

         The payments described in this Section 7.6 shall be in addition to any life insurance and disability benefits payable to the Executive from the Company.

         7.7 No Additional Severance Payments. Except for the payments provided in this Section 7, the Executive shall not be entitled to any payments by the Company in the event of the termination of his employment. In such event, the Executive shall have no obligation to seek other employment to mitigate damages and any income earned by the Executive from other employment or

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

self-employment shall not be offset against any of the Company's payment obligations under this Section 7.

         8. Confidential Information.

         8.1 Nondisclosure of Confidential Information. During and after the Term of Employment, Executive will not disclose to any person, or use or otherwise exploit for the Executive's own benefit or for the benefit of anyone other than the Company, any Confidential Information of the Company, whether prepared by the Executive or not. At the request of the Company, the Executive agrees to deliver to the Company, at any time during the Term of Employment, or thereafter, all Confidential Information which he may possess or control. The Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by him during the Term of Employment exclusively belongs to the Company (and not to the Executive). The Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

         8.2 Exceptions to Nondisclosure Obligations. The information provisions of Section 8.1 shall not apply to (I) information disclosed in the performance of the Executive's duties to the Company based on his good faith belief that such disclosure is in the best interests of Company; (ii) information that is public knowledge; (iii) information disseminated by the Company to third parties in the ordinary course of business; (iv) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to the Company; (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive; or (vi) information necessary in order to enforce his rights under this Agreement or necessary to defend himself against a claim asserted directly or indirectly by the Company or any of its affiliated companies.

         8.3 Survival of Nondisclosure Obligations. The terms of this Section 8 shall survive the termination of this Agreement regardless of who terminates this Agreement or the reasons therefor.

         9. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 9.

         "Accrued Salary and Benefits" means, as of the applicable date, the sum of (i) the Executive's base salary under Section 4.1 through such date to the extent not theretofore paid, (ii) any earned but unpaid Annual Bonus and Confirmation Bonus payments, and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of such date to the extent not theretofore paid.

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

         "Annual Bonus" is defined in Section 4.2.

         "Annual Bonus Parameters" is defined in section 4.2.

         "Bank Group" means those financial institutions comprised of Bank Boston, N.A., Jackson National Life Insurance Company, The Long Horizon Fund, L.P., and the CIT Group/Business Credit, Inc., or their respective successors and assigns.

         "Bankruptcy Court" means the United States Bankruptcy Court for the District in which the Company's bankruptcy case is pending or, if such court ceases to exercise jurisdiction over such case, such court or adjunct thereof that exercises jurisdiction over such case in lieu of the United States Bankruptcy Court for such District.

         "Board" is defined in Section 1.

         "Cause" shall mean any of the following:

         (i) The Executive's conviction for, or plea of nolo contendere to, any felony:

         (ii) The Executive's willful fraud or material dishonesty in connection with the Executive's performance of his duties hereunder;

         (iii) The Executive's failure, other than due to illness, disability or death or as a result of any event that constitutes Good Reason hereunder, to substantially perform his duties hereunder that results in material harm to the Company; or

         (iv) The Executive's gross negligence in the performance of his duties hereunder (other than arising solely due to physical or mental disability) that results in material harm to the Company; in each case, for purposes of clauses
(iii) and (iv), after the Board has provided the Executive with 30 days' written notice of such circumstances and the possibility of an event giving rise to termination for Cause, and the Executive fails to cure such circumstances within those 30 days.

         "Change of Control" shall mean the occurrence of (i) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or as a result of which it is the surviving corporation and its outstanding voting securities are converted to or reclassified as cash, securities of another corporation or other property (unless the principal purpose of such transaction is to change the state of the Company's incorporation), (ii) upon a sale of assets of the Company or its subsidiaries having a fair market value equal to more than 50% of the total fair market value of the Company's assets to an entity which is not controlling, controlled by or under common control with the Company (including, without limitation, such a sale pursuant to

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section 363 of the Bankruptcy Code), or (iii) the acquisition of a record or beneficial interest in more than 30% of the then outstanding voting securities of the Company, either in a single transaction or a series of transactions, by an entity or "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder which is not an affiliate of the Company.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Committees" shall mean any official committee appointed by the Office of the United States Trustee and continuing to exist in the Company's reorganization case and the committee of bondholders even if it ceases to be an official committee.

         "Company" is defined in the introduction.

         "Confidential Information" means any confidential information of the Company including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulas, improvements of other proprietary or intellectual property of the Company or relating to its business, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof, whether existing now or hereafter discovered or developed.

         "Confirmation Bonus" is defined in Section 4.3.

         "Confirmation Date" shall mean the date on which the Bankruptcy Court's order approving a plan of reorganization with respect to the Company is entered on the docket.

          "Consummation Date" is defined in the introduction.

         "Date of Termination" means (i) in the event of a termination of the Executive's employment pursuant to Section 7.2, the date specified in the written notice of termination from the Company, (ii) in the event of a termination of the Executive's employment pursuant to Section 7.3, the date specified in the written notice of termination from the Executive, (iii) in the event of the Executive's death, the date of the Executive's death and (iv) in the event of the Executive's Disability, the date he is determined to be Disabled.


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         "Disabled" or "Disability" means, with respect to the Executive, the occurrence of an event or events that renders the Executive with respect to his physical or mental condition unable to perform, in the view of the Board and as certified in writing by a competent medical physician, his duties hereunder and which results in his being entitled to benefits under the Company's disability insurance plan.

         "Effective Date" Shall mean the date on which the plan of reorganization with respect to the Company becomes effective.

         "Executive" means Chad Haggar or his estate, if deceased.

         "Good Reason" means any of the following:

         (i) Any termination by the Executive within twelve (12) months following the occurrence of a Change in Control; or

         (ii) A material breach by the Company of the penultimate sentence of
Section 2 of this Agreement, provided that such breach was not caused by any action or inaction over which the Executive had ultimate control.

         10.      General.

         10.1 Notice. Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner).

         If to Executive:    Chad Haggar
                             8933 Gladbeck Avenue
                             Northridge, CA 91324


         If to Company:      Barry's Jewelers, Inc.
                             111 West Lemon Avenue
                             Monrovia, California 91016
                             Attn: CEO

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

         10.2 Executive's Representations. The Executive hereby warrants and represents to the Company that the Executive has carefully reviewed this Agreement, including his obligations hereunder, and has consulted with such attorneys and advisors as the Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of the Executive's prior

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employment which would be breached or violated by the Executive's execution of this Agreement or by the Executive's performance of his duties hereunder.

         10.3 Validity. If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

         10.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         10.5 Tax Withholding. The Company shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Company to or for the benefit of the Executive under this Agreement or otherwise. The Company may, at its option: (i) withhold such taxes from any cash payments owing from the Company to the Executive, (ii) require the Executive to pay to the Company in cash such amount as may be required to satisfy such withholding obligations and/or (iii) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

         10.6 Waiver of Breach: Attorneys' Fees. The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor. In the event either party takes legal action or commences an arbitration proceeding to enforce any of the terms or provisions of this Agreement, the nonprevailing party shall pay the successful party's costs and expenses, including but not limited to, attorneys' fees, incurred in such action or proceeding.

         10.7 Governing Law. This Agreement shall be governed by, construed, applied and enforced in accordance with the laws of the state of California, except that no doctrine of choice of law shall be used to apply any law other than that of California, and no defense, counterclaim or right of set-off given or allowed by the laws of any other state or jurisdiction, or arising out of the enactment, modification or repeal of any law, regulation,

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

ordinance or decree of any foreign jurisdiction, shall be interposed in any action hereon.

         10.8 Specific Performance. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Section 8 of this Agreement and that the Company may in its sole discretion apply for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of such provisions of this Agreement.

         10.9 Forum. The Executive and the Company agree that the Bankruptcy Court shall have exclusive jurisdiction over any action or proceeding arising out of this Agreement and enter judgment thereon. The Executive and the Company consent to in personam jurisdiction with respect to the Bankruptcy Court, agree that venue will be proper in such courts and waive any objections based upon forum non conveniens. The choice of forum set forth in this Section 10.9 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce same in any other jurisdiction.

         10.10 Assignment: Third Parties. The Executive may not assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his respective rights or obligations hereunder, without the prior written consent of the Company. Except as expressly provided herein, the Company may not assign or transfer this Agreement or any of its rights or obligations hereunder, without the prior written consent of the Executive. The Company may assign its rights and obligations hereunder to its successor in connection with a merger, consolidation, sale of assets, acquisition, recapitalization or other similar transaction (and such successor shall thereafter be deemed the "Company" for purposes of this Agreement). The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

         10.11 Prior Understandings. This Agreement, together with the exhibits and schedules attached hereto which are incorporated herein by this reference, embodies the entire understanding of the parties hereto and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing specifically referring hereto and signed by the Executive and the Chairman of the Board of the Company or his designee. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof. Section references refer to this Agreement unless otherwise specified.

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

         10.12 Further Action. The Executive and the Company agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.

         10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.14 Indemnification. During the Term of Employment and thereafter, the Company shall indemnify the Executive to the fullest extent permitted by the bylaws of the Company, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, with respect to all expenses, judgments, fines, settlements and other amounts (including, without limitation, attorneys' fees) incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of being or having been director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the request of the Company.


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



         IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.

                                            EXECUTIVE:


                                            -------------------------
                                            Chad Haggar


                                            COMPANY:
                                            BARRY'S JEWELERS, INC.


                                            By:      ____________________
                                                     Randy McCullough
                                                     Chief Executive Officer


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



                                   APPENDIX A

         ANNUAL BONUS FOR FISCAL YEAR ENDING MAY 31, 1998 - CHAD HAGGAR

         For the fiscal year of the Company ending as of 5/31/98, the Executive shall be entitled to an aggregate Annual Bonus of $8,250.00 payable in installments upon the achievement of the applicable Annual Bonus Parameters, in accordance with the following schedule:

             AMOUNT OF BONUS                ANNUAL BONUS PARAMETERS
             ---------------                -----------------------
                  $8,250                    Total owned plus consigned inventory on hand on 12/5/97 equals or exceeds $71,175,000.

                  $8,250                    Cash deposits as of 12/26/97 plus gross accounts receivable as of
                                            12/26/97 plus total owned and consigned inventory on hand on 12/26/97 minus accounts payable as of 12/26/97 matches or exceeds $132,618.000.

                  $8,250                    G&A expenses(1) as of 12/26/97 match or lower than $44,258,000.

                  $8,250                    Total Availability(2) at end of February 1998 of $4.1 Million and
                                            payables are maintained within agreed upon vendor terms as of February
                                            1998.

                 $20,625                    Receipt by November 1, 1997 of 1.4 times the amount of inventory returned to vendors pursuant to the Trade Financing Agreements by
                                            November 1, 1997 and receipt by February 28, 1998 of 1.4 times the amount of inventory returned to vendors pursuant to the Trade Financing
                                            Agreements by February 28, 1998.

                 $41,250                    Payable if Barry's achieves projected EBITDABB(3) of $1,553,000 for the
                                            FYE 5/31/98.  Such portion shall not be payable until the year-end results have been audited and any audit adjustments recorded.

--------------------------------

(1) G&A expenses are the Category II and Category III expenses, as set forth in
Schedule 4 of the Budget annexed to the Amended Cash Collateral Stipulation.

(2) Total Availability is defined as excess (or deficit) availability under the borrowing base plus total cash balances, as set forth as "Adjusted Availability in Schedule 2 of the Budget annexed to the Amended Cash Collateral Stipulation.

(3) EBITDABB is earnings before interest, taxes, depreciation, amortization, bonuses and bankruptcy expenses as set forth in the income statements of the 1998 Financial Projections approved by the Board and submitted to the Committees and the Bank Group on or about November 4, 1997.

                                   APPENDIX A

         ANNUAL BONUS FOR FISCAL YEAR ENDING MAY 31, 1998 - CHAD HAGGAR


         The Executive shall receive each installment of his Annual Bonus that corresponds to a particular Annual Bonus Parameter within a reasonable time after such Annual Bonus Parameter has been met; provided that in no event shall the Executive receive the installment of the Annual Bonus that is based on the EBITDABB Requirement until after the Company receives final auditing statements for the fiscal year ending on May 31, 1998. If the Company satisfies an Annual Bonus Parameter and the Executive thereby becomes entitled to the corresponding installment of his Annual Bonus, such installment shall remain payable to the Executive even if the Company fails to satisfy subsequent Annual Bonus Parameters.

                                   APPENDIX B


                        CONFIRMATION BONUS - CHAD HAGGAR

If Satisfaction Date (as defined in
the Agreement) Occurs                          Amount of Confirmation Bonus
---------------------                          ----------------------------
Before 5/1/98                                              $206,250

Between 5/1/98 and 6/30/98                                 $165,000

Between 7/1/98 and 9/30/98                                 $123,750